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                                                                  Exhibit (a)(9)

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                                                           CONTACTS: Mary Abood,
                                    Corporate Communications, Penton Media, Inc.
                                               216-931-9551 or mabood@penton.com
                                                           or Joseph P. Doherty,
                                                        MacKenzie Partners, Inc.
                                                                    212-929-5500


PENTON EXTENDS TENDER OFFER FOR MECKLERMEDIA
--------------------------------------------

Cleveland, OH -- November 19, 1998 -- Penton Media, Inc. (NYSE: PME) today announced that it has extended the expiration of its $29.00 per share cash tender offer for any and all outstanding shares of the common stock of Mecklermedia Corporation (Nasdaq: MECK) to 5:00 p.m., New York City Time, on Monday, November 23, 1998.

Penton does not anticipate extending the expiration date further.

As of the close of business on November 18, 1998, a total of 8,917,682 shares of Mecklermedia common stock, or approximately 97.9% of the outstanding shares, had been tendered and not withdrawn.

The information agent for the offer is MacKenzie Partners, Inc. Questions about the offer may be addressed to them at 800-322-2885.

Penton Media, Inc. is a diversified business media company that publishes magazines and electronic information products, produces trade shows and conferences, and provides marketing and business development products and services, including direct mail lists, research and custom publishing. Penton Media serves the design/engineering; electronics; food/hospitality; government/compliance; information technology; leisure; management; manufacturing, mechanical systems/construction; and supply chain/aviation markets. Penton Media was recently spun off from Chicago-based Pittway Corporation. It began trading on the New York Stock Exchange on August 10.


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